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Exhibit 99.1

1025 Eldorado Boulevard
Broomfield, Colorado 80021
www.Level3.com

NEWS RELEASE

Level 3 contacts:

Media:	Debra Havins	Investors:	Mark Stoutenberg
	720-888-7466		720-888-2518

Level 3 Completes Offering of $373.8 Million
of 15% Convertible Senior Notes due 2013

        BROOMFIELD, Colo., December 24, 2008—Level 3 Communications, Inc. (NASDAQ:LVLT) announced today that it has completed its previously announced offering of $373.8 million aggregate principal amount of its 15% convertible senior notes due 2013 (the "Notes").

        The Notes will mature in 2013 and pay 15% annual cash interest. The Notes are convertible by holders into shares of the Level 3 common stock at an initial conversion price of $1.80 per share, subject to adjustment upon certain events, at any time before the close of business on January 15, 2013. The Notes rank pari passu with all of the company's senior unsecured indebtedness.

        Level 3 announced yesterday the completion of each of its tender offers to purchase for cash any and all of its outstanding 2.875% Convertible Senior Notes due 2010, 6% Convertible Subordinated Notes due 2010. The aggregate purchase price for such notes is approximately $227.3 million, including accrued and unpaid interest on those notes through December 23, 2008. Level 3 also extended the tender offer for its 6% Convertible Subordinated Notes due 2009.

        Level 3 will use approximately $227.3 million of the net proceeds from the offering of the Notes to fund its repurchase of the notes including accrued interest tendered in the completed tender offers. The remaining net proceeds will be used to potentially repurchase, redeem or refinance existing indebtedness (including the company's pending tender offer for its 6% Convertible Subordinated Notes due 2009) from time to time, for acquisitions, to enhance liquidity and for general corporate purposes. The company incurred expenses of approximately $1 million in connection with the offering of the Notes.

        Since Level 3 has not yet accepted for payment any of its 6% Convertible Subordinated Notes due 2009 in the pending tender offer for those notes, the commitment of Walter Scott, Jr. and his related accounts to purchase Notes was reduced in accordance with the terms of the Securities Purchase Agreement relating to the Notes from approximately $37 million to $10.8 million. However, the company also announced that it has amended the Securities Purchase Agreement to enable the company to issue and sell to Mr. Scott and his related accounts $26.2 million aggregate principal amount of additional Notes if the company purchases any 6% Convertible Subordinated Notes due 2009 pursuant to the pending tender offer for those notes.

        Citi and Merrill Lynch, Pierce, Fenner & Smith Inc. acted as financial advisors to the company in connection with the structuring of the Notes. Willkie Farr & Gallagher LLP acted as outside legal counsel to the company.

        A shelf registration statement relating to the Notes being offered has been declared effective by the Securities and Exchange Commission. Offers and sales of the Notes were made by the related prospectus and prospectus supplement.

About Level 3 Communications

        Level 3 Communications, Inc. (NASDAQ: LVLT) is a leading international provider of fiber-based communications services. Enterprise, content, wholesale and government customers rely on Level 3 to deliver services with an industry-leading combination of scalability and quality, over an end-to-end fiber network. Level 3 offers a portfolio of metro and long-haul services over an end-to-end fiber network, including transport, data, internet, content delivery and voice. For more information, visit http://www.Level3.com.

        Level 3 Communications, Level 3, the red 3D brackets and the Level 3 Communications logo are registered service marks of Level 3 Communications, LLC and/or its affiliates in the United States and/or other countries. Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc. Any other service, product or company names recited herein are trademarks or service marks of their respective owners.

Forward-Looking Statement

        Some of the statements made in this press release are forward looking in nature. These statements are based on management's current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3's control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to Level 3's ability to: successfully integrate acquisitions; increase the volume of traffic on the network; defend intellectual property and proprietary rights; develop new products and services that meet customer demands and generate acceptable margins; successfully complete commercial testing of new technology and information systems to support new products and services; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

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Level 3 Completes Offering of $373.8 Million of 15% Convertible Senior Notes due 2013